Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on (Form S-8 File No. 333-151774, Form S-8 File No. 333-161998, and Form S-8 File No. 333-161999) of Colorado Goldfields Inc. (an Exploration Stage Company) of our report dated November 18, 2009 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern) on the financial statements of Colorado Goldfields Inc., which appears in this Annual Report on Form 10-K for the year ended August 31, 2009.
/s/ GHP Horwath, P.C.
Denver, Colorado
November 18, 2009